Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN:

MICHAEL CLARK, having an address at 6202 Overstone Dr, West Vancouver, B.C. V7W 1X5

(the “Executive”)

AND:

CONTANGO ORE, INC., a company incorporated pursuant to the laws of Delaware, USA and having its registered office at 3700 Buffalo Speedway, Ste 925, Houston, TX 77098

(the “Company”)

WHEREAS:

A.             The Company and its subsidiaries constitute a publicly-listed natural resource enterprise currently engaged in the acquisition, exploration, development and operation of mineral properties;

B.             The Company wishes to employ and the Executive wishes to supply his services in the capacity of Executive Vice President, Finance (“EVP-Finance”), on the terms and conditions set out in this Agreement; and

C.             The Company and the Executive desire that this employment relationship and the terms thereof be formally embodied in this Agreement;

THEREFORE in consideration of the recitals, the following covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which are acknowledged by each party, the parties agree on the following terms:

1.	ENGAGEMENT AND DURATION

1.1	Engagement

The Company hereby agrees to employ the Executive as EVP-Finance, and the Executive accepts such employment, subject to the terms and conditions as set forth herein.

1.2	Term

The Executive’s employment pursuant to the terms of this Agreement shall commence effective July 11, 2023 and shall continue indefinitely, unless and until terminated as set forth herein (the “Term”).

2.	DUTIES

2.1	Performance of Duties

The Executive shall act as the Company’s EVP-Finance, and the Executive shall perform the services and duties as are normally provided by an Executive Vice President, Finance of a company in a business and of a size similar to the Company’s, and such other services and duties as may reasonably be assigned by the Company’s Chief Executive Officer (“CEO”) from time to time. During the Term, the Executive shall devote his full working time as well as his best efforts, abilities, knowledge, and experience to the business and affairs of the Company as necessary to faithfully perform his duties, responsibilities, and authorities under this Agreement.

2.2	Principal Place of Work

The Executive shall perform his duties principally at his residence in West Vancouver, British Columbia or at the Company’s properties in Alaska unless another location is mutually agreed to with the CEO of the Company.  The Executive acknowledges that his duties and responsibilities may involve a reasonable amount of travelling.

2.3	Reporting

The Executive shall report directly to the CEO of the Company.

2.4	Instructions

The Executive will, subject to the terms of this Agreement, comply promptly and faithfully with the reasonable and lawful instructions, directions, requests, rules and regulations of the Company’s Board of Directors (the “Board”).

3.	REMUNERATION AND BENEFITS

3.1	Base Salary

The Company shall pay to the Executive for his services under this Agreement an annual base salary equivalent to US$300,000 (the “Base Salary”), prorated for any partial period of employment, subject to all applicable statutory deductions and withholdings, and payable in substantially equal installments on the dates that the Company has established from time to time for paying salaries to its employees.

3.2	Annual Review

The Base Salary referred to in Section 3.1 shall be reviewed at least annually by the Company through the CEO of the Company, in consultation with  the compensation committee of the Board (the “Compensation Committee”).  The Company reserves the right to modify the Base Salary and other remuneration entitlements based upon the Executive’s performance of his duties as set forth in this Agreement.  All such modifications shall be provided to the Executive in writing.

3.3	Reimbursement of Expenses

The Company shall reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties as set forth in this Agreement, on a basis consistent with the Company’s expense reimbursement policies in effect from time to time and provided that the Executive provides the Company with appropriate substantiating documentation and written expense accounts with respect to each calendar month.  The Company will provide the Executive with, or reimburse the Executive for, services and fees reasonably necessary for the performance of the Executive's duties including, but not limited to, membership in any professional institute relevant to the performance of the Executive’s duties.

3.4	Medical and Life Insurance

To the extent Executive is eligible under the terms of the applicable plans, the Company shall provide, or cause its subsidiary to provide, the Executive with the opportunity to participate in group life, long-term disability, extended medical and dental insurance coverage in accordance with the policies and procedures of the Company in effect from time to time and the Company or its subsidiary shall extend medical and dental insurance coverage opportunities to the Executive's spouse and child dependents. The Executive acknowledges that the Company or its subsidiary, as applicable may modify or terminate any or all  their benefit plans at any time. If the Executive is not eligible to participate in the Company’s or its subsidiary’s benefit plans, the Company shall pay or reimburse the Executive for the premiums reasonably necessary for the Executive to obtain individual medical, dental, and vision insurance plan(s) to provide insurance coverage for the Executive and his dependents during the Term that is reasonably comparable in the aggregate to the benefits available under the Company’s applicable group medical, dental, and insurance plan(s). Any reimbursements shall be provided by the last day of the month following the month in which the applicable premiums were paid by the Executive.

3.5	Directors and Officers Liability Insurance

The Company shall provide the Executive with director’s and officer's liability insurance in amounts the Company determines to be appropriate to the nature of his responsibilities under this Agreement.

3.6	Vacation

The Executive shall be entitled to 20 days of paid vacation annually earned on a pro rata basis over the year.  Vacation time may be taken at such times as the Executive and the Company may determine, having regard to the operations of the Company. Unless otherwise specifically permitted under the Company’s paid time off policy applicable to similarly situated employees, and subject to applicable law, any accrued and unused paid time off shall not be carried over from year to year. In addition, the Executive shall be entitled to statutory holidays and the number of paid holidays provided for under the policies and procedures of the Company, as they exist from time to time.

3.7	Discretionary Bonuses and Equity Awards

(a)
Short-Term Incentive Plan Bonuses. Beginning with fiscal year 2023, the Executive shall be eligible receive annual cash bonuses (each, a “Bonus”) in accordance with the Company’s short-term incentive arrangement or plan (as such arrangement or plan, if any, may be amended, the “STIP”).  The target percentages of Base Salary for each Bonus that the Executive shall be eligible to receive during the Term in accordance with the STIP based on performance (each, a “Target Bonus”) shall be determined by the Compensation Committee and shall initially be up to 50% of Executive’s Base Salary in effect during the year upon which such Bonus is based. Notwithstanding any other provision in this Agreement, the amount of any Bonus shall be determined by the Compensation Committee in its sole discretion based on its assessment of Executive’s performance against performance objectives set by the Board and communicated to the Executive.  The Board shall have the sole discretion to determine whether such performance objectives have been achieved.  The Executive shall not be eligible to receive any Bonus unless he remains actively employed by the Company through to, and including, the date on which any such Bonus is paid.  All Bonuses and other short-term discretionary compensation payable to the Executive by the Company shall be paid to the Executive in a lump sum no later than 2½ months following the end of the taxable year upon which the applicable Bonus or other compensation was based and shall be subject to all applicable statutory deductions and withholdings.  The Compensation Committee may adjust the Target Bonus levels in its sole discretion during the Term but shall not decrease the Target Bonus levels. The Compensation Committee may settle all or a portion of any Bonus in shares of the Company.

(b)
Long-Term Incentive Plan Awards.  Beginning with fiscal year 2023, the Executive shall be eligible to participate in the Company’s 2010 Equity Compensation Plan (as it has been and may be amended, the “LTIP”) and receive annual awards of restricted stock units and/or stock options (each, an “Award”) in accordance with the LTIP and any applicable award agreement which must be executed by Executive in accordance with the Company’s Compensation Policy as determined by the Compensation Committee and approved by the Board (each, an “Award Agreement”).  The Awards shall initially be issued as all restricted stock units and shall be governed by the vesting, forfeiture, termination, repurchase, and other terms, conditions, and restrictions of the LTIP and each applicable Award Agreement.  The target percentages of Base Salary for each Award that the Executive shall be eligible to receive during the Term in accordance with the LTIP based on performance (each, a “Target Award”) shall be determined by the Compensation Committee and shall initially be up to 100% of Executive’s Base Salary in effect during the year upon which such Award is based. The Executive shall not be eligible to receive any Award unless he remains actively employed by the Company through to, and including, the date on which any such Award is granted.  All Awards shall be granted to the Executive no later than 2½ months following the end of the taxable year upon which the applicable Award was based.  The Compensation Committee may increase the Target Award levels in its sole discretion during the Term.

(c)
Other Incentive Compensation Plans, Programs, and Arrangements. Beginning with fiscal year 2023, and on an annual basis thereafter during the Term, Executive shall also be eligible to participate in all of the Company’s discretionary short-term and long-term incentive compensation plans, programs, and arrangements, if any, as shall be adopted and/or modified from time to time by the Board or the Compensation Committee and generally made available to other similarly situated senior executive officers of the Company.

(d)
For the purposes of this Agreement, “actively employed” means the Executive’s period of actual and active employment with the Company, including any period of paid time off or other approved leave of absence, but, except as expressly required by applicable employment standards legislation, excluding any period of notice or payment in lieu of notice that is given (or ought to have been given) by or to the Executive which follows or is in respect of a period which follows the Executive’s last day of actual and active employment with the Company.  For greater certainty, the Executive shall have no entitlement to damages or other compensation arising from or related to not receiving any Bonus, Award or other incentive compensation which may have been awarded or paid after the Executive’s last day of active employment with the Company or if working notice of termination had been given, including but not limited to damages in lieu of notice at common law.

3.8	Equipment

The Company shall provide the Executive with such equipment as the Executive and the CEO of the Company agree is necessary for performance of the Executive’s duties which shall include but not be limited to a computer and a cell phone for use in carrying out Company business.

3.9	Benefits

All benefits the Company provides to the Executive shall be governed by the applicable plan documents, insurance policies, or employment policies, and may be modified, suspended, or revoked in accordance with the terms of the applicable documents or policies without violating this Agreement.

4.	CONFIDENTIALITY AND NON-DISCLOSURE

4.1	Confidential Information

The term “Confidential Information” means any and all information concerning any aspect of the business of the Company and its subsidiaries not publicly disclosed, which the Executive may receive or develop as a result of his engagement by or involvement with the Company, and including all technical data, concepts, reports, programs, processes, technical information, trade secrets, systems, business strategies, financial information and other information unique to the Company. All Confidential Information, including notes, diagrams, maps, reports, notebook pages, memoranda, sample materials and any excerpts thereof that include Confidential Information are the property of the Company, as the case may be, and are strictly confidential to the Company. The Executive shall not make any unauthorized disclosure or use of and shall use his best efforts to prevent unauthorized disclosure or use of such Confidential Information.

4.2	Equitable Remedies

The Executive acknowledges that any breach or threatened breach of his obligations concerning Confidential Information by the Executive may result in irreparable harm to the Company that could not be adequately compensated by damages and that in addition to all other remedies at law or in equity, the Company shall be entitled as a matter of right to injunctive relief or any other legal or equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by the Executive.

4.3	Use of Confidential Information

Except as authorized by the Company or as reasonably required in the performance of the Executive’s employment duties, the Executive will not:

(a)	duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company’s Confidential Information; or

(b)	use the Company’s Confidential Information.

4.4	Protection of Confidential Information

The Executive will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons and will exercise at least the same degree of care used to protect the Executive’s own confidential information.

4.5	Exceptions

The obligations set forth above shall not apply to the disclosure or use of any information which:

(a)	is or later becomes publicly known under circumstances involving no breach of this Agreement by the Executive;

(b)	is already known to the Executive at the time of receipt of the Confidential Information;

(c)	is lawfully made available to the Executive by a third party;

(d)
is disclosed by the Executive pursuant to a requirement of a governmental department or agency or disclosure is otherwise required by operation of law, provided that, unless prohibited by law, the Executive gives notice in writing to the Company of the required disclosure immediately upon him becoming advised of such required disclosure and provided also that the Executive delays such disclosure so long as it is reasonably possible in order to permit the Company to appeal or otherwise oppose such required disclosure and provides the Company with such assistance as the Company may reasonably require in connection with such appeal or other opposition;

(e)	is disclosed to a third party under an approved confidentiality agreement; or

(f)	is disclosed in the course of the Executive’s proper performance of the Executive's duties under this Agreement.

4.6	Removal of Information

The Executive will not, without the written consent of the Board, remove any information relating to the Company or its subsidiaries, or any third party with which they are conducting business, from the premises where the Executive is working, unless required in the normal course of his duties.

4.7	New Discoveries

Any inventions, discoveries, trade secrets, know-how, works of authorship, improvements in systems, methods and processes, or other intellectual property made by the Executive through and in the course of his employment with the Company (the “Inventions”) and any mineral discoveries and opportunities to acquire mineral assets or interests therein which come to the Executive through and in the course of his employment with the Company will be disclosed to the Company forthwith and shall belong to and be the absolute property of the Company.  The Executive hereby assigns to the Company without further consideration all of his right, title, and interest in and to any and all Inventions, whether or not copyrightable or patentable.  The Executive further waives all moral rights in the Inventions, effective at the time the particular Invention is created.  The Executive shall execute all papers, including applications, invention assignments, and copyright assignments, and shall otherwise assist the Company, both during and after the Term, as reasonably required to memorialize, confirm, and perfect in them the rights, title, and other interests granted to the Company under this Agreement.  The Executive covenants that he will not, either during the Term or thereafter, contest or assist any third party to contest, the Company’s ownership of the Inventions.

4.8	Survival

The provisions of this Article 4 shall survive the termination of this Agreement.

4.9	Permitted Activities

Nothing in this Agreement (or any policy or procedure of the Company) is intended to, or does, prohibit the Executive from contacting, filing a charge or complaint with, providing information to, or cooperating with an investigation being conducted by, a governmental or regulatory agency or body (such as the U.S. Securities Exchange Commission (the “SEC”), occupational health and safety, workers’ compensation or employment standards), regarding a possible or alleged violation of law, in each instance without prior notice to or authorization from the Company.  In accordance with applicable law, and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of any policies or agreements of the  Company applicable to the Executive impedes his right to communicate with the SEC or any other governmental or regulatory agency or body about possible violations of federal securities or other laws or regulations or requires him to provide any prior notice to the Company or obtain their prior approval before engaging in any such communications.

5.	CONTANGO CODE OF BUSINESS CONDUCT AND ETHICS AND OTHER POLICIES

Executive acknowledges that while an employee of the Company, and in addition to any other provisions in this Agreement, Executive is required to comply at all times with (a) the Contango Code of Business Conduct and Ethics and any amendment or successor code thereto, and agrees to provide written certification of compliance with the code as and when requested by the Company; and (b) all other applicable rules and policies of the Company as a condition of employment, including without limitation the Company’s zero-tolerance policies with regards to drug or alcohol use on or in any of its sites.

6.	DELIVERY OF RECORDS AND COMPANY PROPERTY

Upon any termination of the Executive’s employment with the Company or whenever requested by the Company, the Executive will deliver to the Company all books, records, lists, brochures and other property belonging to the Company and its subsidiaries or developed in connection with the business of the Company and will execute such transfer documentation as is necessary to transfer such property or intellectual property to the Company.

7.	TERMINATION

7.1	The Executive’s Right to Terminate

The Executive may terminate his employment with the Company and this Agreement:

(a)	at any time upon providing a minimum of 60 days’ notice in writing to the Company;

(b)
upon a material breach or default of any term of this Agreement by the Company, provided that Executive has notified the Company in writing of his belief that a material breach or default has occurred within 30 days of the initial breach or default, and such material breach or default has not been remedied within 30 days after such written notice has been delivered by the Executive to the Company; and

(c)	at any time within 30 days following a Change of Control Termination Event (as defined in Section 7.2(b)) upon providing a minimum of one months’ notice in writing to the Company.

The Company may waive the notice requirements set out in paragraph (a) and (c) above in whole or in part, in which case the Executive will cease to be actively employed as of the date the Company waives the notice requirements, and the Executive will be entitled to receive only his regular remuneration and benefits through to the end of the original period of notice.

7.2	Change of Control

For the purposes of this Agreement:

(a)	A “Change of Control” shall have the same meaning as assigned by the LTIP.

(b)	A “Change of Control Termination Event” means the occurrence of any of the following events within 12 months after a Change of Control:

(i)	a material reduction in the Executive’s authorities, duties or responsibilities as an employee of the Company;

(ii)	a material reduction in Base Salary in effect at the time of the Change of Control;

(iii)	a relocation of the Executive’s principal place of employment more than 50 miles outside the Lower Mainland of British Columbia; or

(iv)	a material breach by the Company of this Agreement;

provided however, that, to exercise his right to terminate for any such reasons in (i)-(iv), the Executive must provide written notice to the Company of his belief that the applicable condition exists within 30 days of the initial existence of such condition, and that notice shall describe the condition believed to give the Executive the right to terminate his employment.  The Company shall have 30 days to remedy such condition.  If not remedied within that 30-day period, the Executive may terminate his employment; provided, further, that such termination must occur no later than 90 days after the date of the initial existence of the condition(s) giving rise to the termination; otherwise, the Executive shall be deemed to have accepted the condition, or the Company’s correction of such condition, that may have given rise to the existence of a reason for termination.

7.3	Company’s Right to Terminate

The Company may terminate the Executive’s employment with the Company and this Agreement at any time:

(a)	for just cause which shall include, without limitation, any of the following events:

(i)	theft, dishonesty or fraud by the Executive with respect to the business of the Company;

(ii)
the conviction, or plea of no contest with respect to any crime involving moral turpitude, including any criminal offence that gives rise or is likely to give rise to any member of the Company’s stock becoming ineligible for listing on any stock exchange or market or any member of the Company’s stock being subject to a cease-trade order by a Canadian or US securities regulatory authority;

(iii)	any material breach by the Executive of this Agreement or any other Agreement between Executive and the Company;

(iv)	any other acts or omissions by the Executive that will result in material injury to the interests of the Company, including its reputation; or

(v)	any and all other omissions, commissions or other conduct which would constitute just cause at law; or

(b)
upon the Executive dying or becoming physically or mentally incapable of performing his essential job functions under this Agreement with or without reasonable accommodation as required by law for a period exceeding 180 consecutive days or 180 non-consecutive days calculated on a cumulative basis over any one-year period during the Term; or

(c)	at any time other than due to death, disability, or just cause, subject to making the severance payment contemplated in Section 7.4 to the Executive.

7.4	Severance Payment

In the event of the termination of the Executive’s employment:

(a)	by the Executive pursuant to Subsection 7.1(b) of this Agreement; or

(b)	by the Company pursuant to Subsection 7.3(c) of this Agreement;

the Company shall have no other obligation to the Executive under this Agreement other than to provide the Executive with the Accrued Benefits (as defined below) and pay to the Executive a severance payment within 60 days of the date of termination equal to:

the Severance Amount multiplied by 1;

where “Severance Amount” is defined as one year of Base Salary plus all Bonus amounts actually paid by the Company to the Executive within the 12 months immediately preceding the date of termination.  For the purpose of this definition, “one year of Base Salary” shall mean the Base Salary in effect on the date of termination.

In addition, the Company shall reimburse the Executive for the premiums reasonably necessary for the Executive to obtain individual health insurance coverage on a monthly basis until the earlier of 12 months following the termination date or the date when he becomes eligible for group health insurance coverage, if any, through subsequent employment; provided, however, that the Executive shall notify the Company in writing within five days after he becomes eligible for group health insurance coverage, if any, through subsequent employment or otherwise.  Such reimbursements shall be provided by the last day of the month following the month in which the applicable premiums were paid by the Executive.

7.5	Severance Payment Following Change of Control

In the event of the termination of the Executive’s employment by the Executive pursuant to Subsection 7.1(c) of this Agreement, the Company shall have no other obligation to the Executive under this Agreement other than to provide the Executive with the Accrued Benefits (as defined below) and, in lieu of any severance payment or benefits otherwise due under Subsection 7.4, pay the Executive within 60 days of such termination a severance payment equal to:

the Severance Amount multiplied by 1.5; provided, however, that the Severance Amount shall be multiplied by 2 if the termination of the Executive’s employment by the Executive pursuant to Subsection 7.1(c) of this Agreement occurs after July 1, 2025.

In addition, the Company shall reimburse the Executive for the premiums reasonably necessary for the Executive to obtain individual health insurance coverage on a monthly basis until the earlier of 12 months following the termination date or the date when he becomes eligible for group health insurance coverage, if any, through subsequent employment; provided, however, that the Executive shall notify the Company in writing within five days after he becomes eligible for group health insurance coverage, if any, through subsequent employment or otherwise.  Such reimbursements shall be provided by the last day of the month following the month in which the applicable premiums were paid by the Executive.

7.6	Accrued Obligations Otherwise Due to the Executive on Termination of Employment

In the event of the termination of the Executive’s employment under this Agreement, the Company shall have no further obligation to the Executive under this Agreement, except for (a) payment to the Executive of all earned but unpaid Base Salary through the termination date and any accrued but unused vacation entitlement as at the date of termination for that portion of the calendar year in which the Executive was actively employed; (b) provision to the Executive, in accordance with the terms of the applicable benefit plan of the Company or to the extent required by law, of any benefits to which the Executive has a vested entitlement as of the termination date, (c) payment to the Executive of any approved but unreimbursed business expenses incurred through the termination date in accordance with applicable Company policy and this Agreement, and (d) if applicable, the severance payment and benefits due under Sections 7.4 or 7.5, as applicable.  The payments and benefits just described in (a)-(c) shall constitute the “Accrued Obligations” and shall be paid when due under this Agreement, the Company’s plans and policies, and/or applicable law.

7.7	Property Interests

If the Executive’s employment with the Company is terminated, and within three years of such termination the Executive acquires directly or indirectly other than from the Company or its subsidiaries any present or future interest in any mining claims or properties or mineral interests within 10 miles of the external boundaries of any mineral property held by the Company at the time the Executive’s employment with the Company was terminated, the Executive will offer the Company, in writing the right to acquire such interest in exchange for reimbursement of his direct and indirect acquisition costs.  The Company shall have 30 days after receipt of such offer to accept the offer and 90 days after receipt of such offer to reimburse such costs.

7.8	Resignations

Upon termination of the Executive’s employment with the Company for whatever reason, the Executive shall be deemed to have resigned from all positions with the Company and its affiliates and shall forthwith execute and deliver to the Company his written resignation from any and all offices of the Company and its affiliates, without claim for compensation for loss of office.

7.9	Payments in Full Settlement and Other Conditions on Receipt of Severance Payment and Benefits

The Executive acknowledges and agrees that the payments pursuant to this Article 7 shall be in full satisfaction of all claims, losses, costs, damages or expenses in connection with his employment and the termination thereof, including termination pay and severance pay pursuant to statute, common law, contract, policy or otherwise.  Except as provided in this Article, the Executive shall not be entitled to any further termination payments, damages or compensation whatsoever from the Company or its subsidiaries in connection with the employment of the Executive and the termination thereof. As a condition precedent to any applicable severance payment and benefits pursuant to this Article in excess of employment standards minimums, and notwithstanding any other provision of this Agreement, the Executive agrees (a) to deliver to the Company, prior to any such payment, a full and final release from all actions and claims, including claims in connection with the termination of his employment or any losses, costs, damages or expenses resulting therefrom in favour of the Company, its affiliates, subsidiaries, directors, officers, employees and agents in a form provided by the Company to the Executive; and (b) to fully comply with all applicable restrictive covenants under this Agreement.

8.	RESTRICTIVE COVENANTS

8.1	Covenant not to Compete

In consideration for the Company providing the Executive with previously undisclosed Confidential Information,  the Awards and the other good and valuable consideration under this Agreement, during the Term and for a period of twelve (12) months after the termination of the Executive’s employment with the Company, for any reason (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, do any of the following in any capacity similar to the capacity in which he provided services to the Company: (a) serve (whether paid or unpaid) a Restricted Entity (as defined below) as a partner, employee, consultant, contractor, officer, director, manager, agent, associate, investor, or advisor; or (b) own, purchase, acquire, finance, invest in, operate, or organize a Restricted Entity, or take preparatory steps for the organization of a Restricted Entity.  For purposes of this Agreement, the term “Restricted Entity” means any entity that engages or plans to engage in the business of acquiring, exploring, developing, or operating mineral properties in the Restricted Territory (as defined below).  The restrictions set forth in this Section 8.1 shall only apply to the Executive’s activities to the extent such activities, occur within 10 miles of the external boundaries of any mining operations or properties held by the Company during the Term and on the termination date, as applicable (the “Restricted Territory”).

8.2	Covenant not to Solicit

In consideration for the Company providing the Executive with previously undisclosed Confidential Information,  the Awards and the other good and valuable consideration under this Agreement, during the Restricted Period, the Executive shall not, in any manner, directly or indirectly solicit, induce, or encourage any person who is an employee of the Company, or was an employee of the Company at any time in the two years preceding the termination of the Executive’s employment, to terminate his or her employment relationship with the Company or to provide services to any Restricted Entity or other person or entity.

8.3	Survival of Covenants; Reformation; and Remedies

The Executive’s covenants in this Article 8 shall survive the termination of this Agreement according to their terms, regardless of the reason for such termination, and shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Executive against the Company (whether under this Agreement or otherwise) shall not constitute a defense to the enforcement by the Company of those covenants.

The Executive further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by the covenants in this Article 8 are reasonable and acceptable to him and do not include any greater restraint than is reasonably necessary to protect the Confidential Information, goodwill, and other legitimate business interests of the Company.  The Executive further agrees that, if at some later date, a court of competent jurisdiction determines that any such covenants are unreasonable, any such covenants shall be reformed by the court and enforced to the maximum extent permitted under applicable law.

In the event of breach by the Executive of any of his covenants in this Article 8, the Company shall suffer irreparable damage in amounts difficult to ascertain and therefore will be entitled to equitable relief (without the need to post a bond or prove actual damages) by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which it may be entitled, including any and all monetary damages, which it may incur as a result of such breach or violation.  The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach or violation, and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach or violation, or as to any other breach or violation.  If the Executive breaches any such covenants, the time periods pertaining to such covenants shall also be suspended and shall not run in favor of him from the time he first breached such covenants until the time when he ceases such breach.

9.	PERSONAL NATURE

The obligations and rights of the Executive under this Agreement are personal in nature, based upon the singular skill, qualifications and experience of the Executive.

10.	RIGHT TO USE EXECUTIVE’S NAME AND LIKENESS

During the Term of this Agreement, the Executive hereby grants to the Company the right to use the Executive’s name, likeness and/or biography in connection with the services performed by the Executive under this Agreement and, with the agreement of the Executive, in connection with the advertising or exploitation of any project with respect to which the Executive performs services for the Company.

11.	LEGAL ADVICE

The Executive hereby represents, warrants and acknowledges to the Company that he has been permitted the opportunity to seek at his sole discretion independent legal advice prior to the execution and delivery of this Agreement and has either obtained such independent legal advice with regard to this Agreement, or has expressly determined not to seek such advice.

12.	WAIVER

No consent or waiver, express or implied, by any party to this Agreement of any breach or default by any other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants and conditions of this Agreement.  The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party’s right to assert such claim at any time thereafter.

13.	NOTICES

13.1	Delivery of Notice

Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the address of the parties set out on the first page of this Agreement.  Any notice shall be deemed to have been received if delivered, when delivered, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof.  If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by registered mail will not be deemed to be received until actually received and the party sending the notice shall utilize any other services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

13.2	Change of Address

Each party to this Agreement may change its address for the purpose of this Article 13 by giving written notice of such change in the manner provided for in Section 13.1.

14.	APPLICABLE LAW; VENUE; AND JURY-TRIAL WAIVER

This Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to its conflict-of-laws principles.  The parties hereby irrevocably consent to the binding and exclusive venue for any dispute, controversy, claim, or cause of action between them arising out of or related to this Agreement being in the courts of the Province of British Columbia. EACH PARTY SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION AGAINST THE OTHER PARTY OR ITS OR HIS AFFILIATES, ARISING OUT OF OR RELATING TO THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, THE TERMINATION OF THAT EMPLOYMENT, OR THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).

15.	SEVERABILITY

If any provision of this Agreement for any reason is declared by any court of competent jurisdiction to be invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

16.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto concerning its subject matter, supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to such subject matters, including without limitation that certain letter dated June 14, 2023 from the Company to the Executive outlining the terms and conditions of his proposed employment, and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein.  This Agreement cannot be amended or supplemented except by a written agreement executed by all parties hereto.  The Executive acknowledges and agrees that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or its representatives outside of this Agreement but is instead relying solely on his own judgment and his legal and tax advisors, if any.

17.	NON-ASSIGNABILITY

This Agreement shall not be assigned by any party to this Agreement without the prior written consent of the other party to this Agreement.

18.	BURDEN AND BENEFIT

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

19.	TIME

Time is of the essence of this Agreement.

20.	TAXES

Each party shall do and perform all such acts and execute and deliver all such instruments and documents as may be necessary to ensure that the provisions of this Agreement comply with and conform in all respect with the requirements of the Income Tax Act (Canada) and any other Canadian federal or provincial tax-related legislation.

To the extent that the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h), would apply to any remuneration paid to the Executive by the Company under this Agreement, it is the parties’ intention that all such payments be exempt from or comply with the provisions of Code Section 409A and not be subject to the tax imposed by Code Section 409A.  The provisions of this Agreement shall be interpreted in a manner consistent with this intent.  Notwithstanding any contrary provision in this Agreement, the Executive shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Code Section 409A, which may impose significant adverse tax consequences on him.  The Executive therefore has the right, and is encouraged, to consult with a tax advisor of his choice before signing this Agreement.

21.	SURVIVAL

Any provision of this Agreement which expressly states that it is to continue in effect after termination of this Agreement or the Executive’s employment, or which by its nature would survive the termination of this Agreement or the Executive’s employment, shall do so, regardless of the manner or cause of termination.

22.	REPRESENTATIONS OF THE EXECUTIVE

The Executive represents and warrants that (a) he has not previously assumed any obligations inconsistent with those in this Agreement; (b) his execution of this Agreement, and his employment with the Company and services to the Company, shall not violate any other contract or obligation between the Executive and any former employer or other third party; and (c) during the Term, he shall not use or disclose to anyone within the Company any proprietary information or trade secrets of any former employer or other third party.  The Executive further represents and warrants that he has entered into this Agreement pursuant to his own initiative and that the Company did not induce him to execute this Agreement in contravention of any existing commitments.  The Executive further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of the Executive.

23.	COUNTERPARTS

This Agreement may be executed in counterparts (including by facsimile and other electronic transmission and electronic signature), each of which when so executed and delivered by either party will be deemed to be an original and such counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this agreement on the 11th day of July, 2023.

CONTANGO ORE, INC.

/s/ Rick Van Nieuwenhuyse
Per:	Rick Van Nieuwenhuyse President & CEO of Contango Ore, Inc.

/s/ Mike Clark
Per:	Mike Clark